Exhibit 10.5

AMERICAN CAPITAL AGENCY CORP.

EQUITY INCENTIVE PLAN FOR INDEPENDENT DIRECTORS

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is executed and delivered as of May 20, 2008 (the “Grant Date”) by and between American Capital Agency Corp., a Delaware corporation (the “Company”) and Randy E. Dobbs, a director of the Company (the “Grantee”). The Grantee and the Company hereby agree as follows:

1.	Grant. Pursuant to the American Capital Agency Corp. Equity Incentive Plan for Independent Directors (the “Plan”), the Company hereby grants to the Grantee 1,500 shares of the Company’s common stock, $0.01 par value (the “Shares”).

2.	Restrictions. Subject to Section 3 hereof, the Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to the risk of forfeiture described in Section 4 hereof (the “Restrictions”) from the Grant Date until (i) the first anniversary thereof with respect to one-third of the Shares, (ii) the second anniversary thereof with respect to an additional one-third of the Shares, and (iii) the third anniversary thereof with respect to the remaining one-third of the Shares.

3.	Lapse of Restrictions.

(a)	Unless the Restrictions shall have been terminated pursuant to clauses (b), (c) or (d) of this Section 3, the Restrictions shall lapse with respect to one-third of the Shares on the first, second and third anniversaries of the Grant Date.

(b)	In the event of the Grantee’s death or disability, the Restrictions shall lapse with respect to all Shares subject to the Restrictions on the date of the Grantee’s death or the occurrence of the Grantee’s disability.

(c)	In the event that the Grantee’s service as a director of the Company is terminated other than for any of the reasons set forth in Section 4 hereof, the Restrictions shall lapse with respect to all Shares subject to the Restrictions on the date of such termination.

(d)	Upon a Change of Control (as defined in the Plan), the Restrictions shall lapse with respect to all Shares subject to the Restrictions on the date of the Change of Control.

4.	Forfeiture Events. If (a) the Grantee terminates his service as a director of the Company, except for a termination due to the Grantee’s death or disability, or (b) the Grantee’s service as a director is terminated pursuant to a Removal for Cause (as defined in the Plan), all Shares subject to the Restrictions as of the date of any such termination shall be forfeited on such date.

5.	Certain Tax Matters.

(a)	Tax Consequences. The Grantee acknowledges that it shall recognize ordinary income at the times the Restrictions lapse with respect to the Shares in an amount equal to the fair market value of the Shares on each such date and the Company shall be required to collect all applicable withholding taxes with respect to such income. The obligations of the Company under the Plan are conditioned on the Grantee making arrangements for the payment of any such taxes. Notwithstanding anything herein to the contrary, the release of the Shares from the Restrictions shall be conditioned upon the Grantee making adequate provision for federal, state or other tax withholding obligations, if any, which arise upon such release (unless the Section 83(b) election described in Section 5(b) hereof has been filed), whether by withholding, direct payment to the Company, or otherwise.

(b)	Section 83(b) Election. The Grantee acknowledges that he has been informed that he may file with the Internal Revenue Service within 30 days of the Grant Date an election, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed currently on the fair market value of the Shares on the Grant Date. The Grantee acknowledges that it is the Grantee’s sole responsibility to file timely the election under Section 83(b) of the Code, even if the Grantee requests the Company or its representative to make this filing on the Grantee’s behalf.

(c)	No Tax Advice. By signing this Agreement, the Grantee represents that he has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and that he is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands and agrees that he (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

6.	Restrictive Legend. The certificate representing the Shares subject to the Restrictions shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE COMPANY.

The Grantee shall be entitled to have such legend removed from such certificate upon the lapse of the Restrictions on the Shares.

7.	Entire Agreement; Plan Controls. This Agreement and the Plan contain the entire understanding and agreement of the parties concerning the subject matter hereof, and supersede all earlier negotiations and understandings, written or oral, between the parties with respect thereto. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated by reference into this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. By signing this Agreement, the Grantee confirms that he has received a copy of the Plan and has had an opportunity to review the contents thereof.

8.	Miscellaneous.

(a) Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee either at his address herein below set forth or such other address as he may designate in writing to the Company, or to the Company to the attention of the Secretary, at the Company’s address or such other address as the Company may designate in writing to the Grantee.

(b) Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(c) Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without giving effect to the choice of law principles thereof.

(d) Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties.

(e) Agreement Not a Contract of Employment. Neither this Agreement nor any other action taken in connection herewith shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is an employee of the Company or any subsidiary of the Company.

(f) Captions. The captions and headings of the sections and subsections of this Agreement are included for convenience only and are not to be considered in construing or interpreting this Agreement.

(g) Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company or the Grantee will be deemed an original and all of which together will be deemed the same agreement.

(h) Assignment. The Company may assign its rights and delegate its duties under this Agreement. If any such assignment or delegation requires consent of any state securities authorities, the parties agree to cooperate in requesting such consent. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon the Grantee, his heirs, executors, administrators, successors and assigns.

(i) Severability. This Agreement will be severable, and the invalidity or unenforceability of any term or provision hereof will not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any invalid or unenforceable term or provision, the parties intend that there be added as a part of this Agreement a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative and the Grantee has hereunto set his hand as of the Grant Date.

AMERICAN CAPITAL AGENCY CORP.

By:	/s/ Samuel A. Flax
Name:	Samuel A. Flax
Title:	Executive Vice President and Secretary

GRANTEE

/s/ Randy E. Dobbs
Name:	Randy E. Dobbs

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